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                                                                      EXHIBIT 99

                        OIS NASDAQ DELISTING NOTIFICATION

         Northville, Michigan. OIS Optical Imaging Systems, Inc. (NASDAQ: OVONE) Monday, November 23, 1998-- OIS reports today that an oral hearing is scheduled to be held on December 17, 1998 before a panel authorized by the National Association of Securities Dealers, Inc. ("NASD") Board of Governors regarding the potential delisting of its common stock.

By letter dated November 18, 1998, OIS was notified by the Nasdaq Stock Market, Inc. ("Nasdaq") that pursuant to OIS's request, an oral hearing has been scheduled for Thursday, December 17, 1998 to address OIS's failure to meet the public filing and minimum bid price requirements of the NASD's Marketplace Rules.

As more fully described in its Form 8-K filed today with the Securities and Exchange Commission, due to the discontinuation of its manufacturing operations on September 18, 1998 and the resulting reduction of a substantial amount of its workforce, OIS has encountered unforeseen delays in the preparation of its Form 10-K for the fiscal year ended June 30, 1998 and its Form 10-Q for the three months ended September 30, 1998, particularly with respect to the completion of its fiscal 1998 and first quarter fiscal 1999 financial statements. As a result, OIS has not filed either report.

Pursuant to the NASD's Marketplace Rules, OIS's request for a hearing stays the delisting process until a final determination by the panel expected to be rendered within fourteen days after the hearing date on December 17, 1998. Although OIS anticipates that it will file its Form 10-K and Form 10-Q before such date, OIS believes it is likely that the price of its common stock will remain below the minimum bid price required by Nasdaq. Accordingly, OIS's common stock may be delisted from the Nasdaq SmallCap Market after the hearing. In the event of such delisting, trading, if any, in OIS's common stock may thereafter be conducted on the Nasdaq Electronic Bulletin Board.

Prior to its shut down, OIS delivered, manufactured and sold active matrix liquid crystal displays, primary to the commercial and military avionics markets. OIS is based in Northville Township, Michigan.

This press release contains statements that are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Among other things, they regard OIS's liquidity, financial condition and operational matters. Words or phrases denoting the anticipated results of future events, such as "anticipate," "believe," "estimate," "expects," "may," "not considered likely," "are expected to," "will continue," "project," and similar expressions that denote uncertainty are intended to identify such forward-looking statements. Additionally, from time to time, OIS or its representatives have made or may make oral or written forward-looking statements. Such forward-looking statements may be included in various filings made by OIS with the Securities and Exchange Commission, or in other press releases or oral

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statements made by or with the approval of an authorized executive officer of
OIS. OIS's actual results, performance or achievements could differ materially from the results expressed in, or implied by, such forward-looking statements:
(1) as a result of risks and uncertainties identified in OIS's publicly filed reports; (2) as a result of risks associated with its shut down plans; (3) as a result of the uncertainty concerning the potential delisting of its common stock from the Nasdaq SmallCap Market; (4) as a result of factors over which OIS has no control, including the strength of domestic and foreign economies, the overall avionics display market, sales growth, competition and certain cost increases; and/or (5) if the factors on which OIS's conclusions are based do not conform to OIS's expectations.

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